EXHIBIT 10.43

[International Truck and Engine letterhead graphics omitted]

August 13, 2003

Mr. Deepak T. Kapur
1125 Arlington Blvd.
Ann Arbor, Michigan 48104

Dear Dee,

On behalf of all of us who have had the pleasure to meet with you, I would like to extend this opportunity to join the International Truck and Engine Corporation team. We are confident that your experience and commitment to excellence will be a tremendous asset to our company’s leadership and to the Truck Group.

This letter will confirm the details of our offer to you for accepting the position of President, Truck Group, Organization Level 12, reporting to Dan Ustian, President and CEO. We have attained approval for your election as President, Truck Group of International Truck and Engine Corporation at our Board of Director’s meeting pending acceptance of this offer. Our offer includes a very competitive salary and benefit plan, as well as career opportunity and professional growth. Our offer includes:

Salary:	Your base salary of $500,000 a year will be paid at the end of each month.

Sign-on Bonus:	A guaranteed sign-on bonus of $150,000 upon employment; $150,000 payable in December, 2003; $200,000 payable in December, 2004.

Annual Bonus
Opportunity:
Eligibility to participate in International’s 2003 Performance Incentive Plan. The ("Plan") begins on your first day of employment. Your 2003 award eligibility will be pro-rated based on the number of months of plan participation. The 2003 target award for Organization Level 12 is 75% of base salary. Annual incentive awards are determined in accordance with the achievement of corporate, business unit and individual performance objectives.

Stock Options:
As President, Truck Group, you will be eligible for the Company stock option program. The number of stock options you would receive based on a hire date of September 1, 2003, is 12,233 options. The Company will grant you stock options, exercisable over a three-year period and with a ten-year term, at the market price, from the date of grant. One-third is exercisable after one year, one-third after two years; and one-third after three years from the date of issuance.

Additional
Long Term Incentive:	You will receive as part of this offer an additional one-time offering of 54,000 restricted shares.

Vacation:	You are eligible for four weeks of vacation in calendar year 2003.

Holidays:	In 2003, there are fourteen paid holidays, including Holiday shutdown.

Defined Contribution Plan:
You will be eligible to participate in the International Retirement Accumulation Plan ("NRAP") for employees first hired on or after January 1, 1996. This plan features a discretionary Company contribution, a 401(k) option and a Company match on 401(k) deferrals. As part of the Company contribution, International makes annual contributions to your account on a scale that increases according to age as follows:

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EXHIBIT 10.43 (continued)

	YOUR AGE	% of SALARY
	Under 30	2.0%
	30 to 39	3.5%
	40 to 49	5.0%
	50 and over	6.5%
The vesting schedule is as follows:
	Full Years Service	Vested %
	Less than One	0
	One	20
	Two	40
	Three	60
	Four	80
	Five	100

You may begin participating in the 401(k) Retirement Savings Plan immediately. You may contribute from 1 to 15% of your salary or (up to the maximum as designated by the IRS). Additionally, the Company will contribute up to a 3% match on 401(k) Plan contributions after one year.

Life Insurance:
Basic term life insurance equal to five times base salary will be provided at the Company’s cost. Accidental death and dismemberment insurance equal to one times your salary will be provided at the Company’s cost. Additional optional life and accident insurance coverage is available at your cost. This insurance is effective the first day of employment.

Health Coverage:
You are eligible to participate in the Company’s Medical Programs starting on your first day of employment. There are several options that will be available to you with various amounts of coverage and differing premiums. The plan options are an indemnity plan, PPO Plus (with preventive coverage) and an HMO option. Family premiums range from $63 to $75 monthly. Dental coverage is available separately, with a monthly premium of $15. An annual executive physical will also be provided by a physician selected by the Company.

Disability:
A Disability Income Protection Program provides continuation of 26 weeks full salary in the event of your inability to work due to illness or injury. Additional coverage is provided by the Company’s Long-Term Disability Plan.

Relocation Provisions:	International’s relocation policy provides you with the financial and administrative assistance you will need to relocate to Chicago, Illinois. Following are highlights of this policy:
-	Closing Costs
-	Two house hunting trips with up to seven days temporary living expenses.
-	Mutually agreed upon temporary living arrangements for a three/four bedroom home or apartment for up to 12 months at an agreed upon location.
-	Movement of household goods through the use of the Company designated moving company consistent with Company Moving Expense Policy #140.
-	Storage of household goods for a maximum period of 60 days.
-	Mortgage differential.

Executive Severance Agreement:
The Company will enter into an Executive Severance Agreement ("ESA") upon commencement of employment. This agreement provides that in the event your employment is terminated for any reason other than cause, the Company will provide a lump sum payment to you, equal to 250% of your annual salary plus Target Incentive, until you reach age 55. After reaching age 55 this amount would revert to 200%. The ESA also provides at this time, a Change of Control provision; (1) 300% of your annual salary and Target Incentive, with no cap, (2) a gross-up to cover potential excise tax, (3) accelerated vesting of stock options, and (4) health and life insurance extended for two years, after the date of involuntary termination, at no cost to you.

Supplemental Executive Retirement Plan:	You will be eligible for the Company’s Supplemental Executive Retirement Plan ("SERP"). A copy of SERP will be forwarded to you. It provides a maximum

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EXHIBIT 10.43 (continued)

benefit of 50% of your final average pay. A participant earns ½% for each year of age to age 55, and ½% for each year of service prior to age 55 and 1% for each year of age after age 55. There is a reduction of 0.25% for each month that benefits commence prior to age 62.

Stock Ownership:
We believe that building the stock ownership interest of the senior leadership team will incent us to act as owners. We have adopted share ownership guidelines, which for your level is 225% of your base salary, computed on your date of hire. One-fifth of this requirement is due within 60 days of your hire. Until the full guideline is attained, shares of Company Common Stock may not be sold without the consent of the CEO.

Personal Liability:
The Company will provide you with an umbrella personal liability insurance policy of $10,000,000 and the Company will pay the premium. Under current IRS rules, this is not included as income to you. This coverage requires that you provide the first $300,000 coverage.

Executive Flexible Perquisite Program:	Your Flexible Perquisite allowance is $37,000 annually for level 12. The allowance will be pro-rated and paid at the next scheduled semi-annual disbursement date, which is in November of 2003.

Contingency Clause:
This offer also is contingent on (1) verification of your references and educational credentials and (2) completion of a drug test prior to employment. Please call Andrea Osterkorn, Director Organizational Capabilities and Corporate HR, at 630-753-3144 who will assist you with scheduling your pre-employment drug test and physical. She will also be forwarding you an International Application for Employment, which we ask that you complete, sign and return to us as soon as possible.

First Day of Work:	Within the first three days of employment with the Company, you will be required to show evidence of your ability to work within the United States. This can also be handled with Andrea.

International has had record success in the past several years, largely due to the significant effort of our people. We continue to invest heavily in future growth, as well as in the leadership of our company. Therefore, we hire people who will help us build a culture that is based on respect for people, accountability and high performance. We are confident that you are one of those people who will go "beyond the expected" to make a contribution to our team.

If you have any questions regarding this offer, please call Andrea Osterkorn, Director, Organizational Capabilities and Corporate HR at (630) 753-3144 or me at (630) 753-3107.

Please acknowledge acceptance of our offer by signing below, keeping a copy for yourself, and returning by August 15, 2003.

Sincerely,

/s/ Pam
Pamela J. Turbeville
Senior Vice President Human Resources
And Administration

Accepted:

/s/Deepak Kapur
Deepak T. Kapur

Dated:  8/14/03

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